Exhibit 3.20

BY-LAWS

OF

MIZEY REALTY CO., INC.

(a New York corporation)

Adopted by the sole incorporator and

ratified by the Board of Directors

on January 8, 1999

ARTICLE I.

SHAREHOLDERS

SECTION 1.1 Time and Place of Meetings. All meetings of shareholders of Mizey Realty Co., Inc. (the “Corporation”) shall be held at such place, either within or outside of the State of New York, on such date and at such time as may be determined from time to time by the Board of Directors or the Chairman in the absence of a designation by the Board of Directors.

SECTION 1.2 Annual Meetings. Annual meetings of shareholders shall be held to elect the Board of Directors and transact such other business as may properly be brought before the meeting.

SECTION 1.3 Special Meetings. Special meetings of the shareholders may be called by the President, the Board of Directors or the Chairman of the Board of Directors and shall be called by the President or the Secretary at the request in writing of holders of record of a majority of the outstanding capital stock of the Corporation entitled to vote. Such request shall state the purpose or purposes of the proposed meeting.

SECTION 1.4 Notice of Meetings and Adjourned Meetings; Waivers of Notice. (a) Subject to the provisions of Section 1.7, whenever shareholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, date and hour of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called and that it is being issued by or at the direction of the person or persons calling the meeting. Unless otherwise provided by the Business Corporation Law of the State of New York as the same exists or may hereafter be amended (“New York Law”), such notice shall be given not fewer than 10 nor more than 60 days before the date of the meeting to each shareholder of record entitled to vote at such meeting. Unless these By-Laws otherwise require, when a meeting is adjourned to another time or place (whether or not a quorum is present), notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting.

(b) A written waiver of any such notice signed by the person entitled thereto, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends the meeting and protests prior to the conclusion of the meeting the lack of notice of such meeting.

(c) Written notice to each shareholder shall be given personally, by overnight courier, by first class mail, by facsimile transmission or by electronic mail and shall be deemed to have been received (i) if delivered by hand, on the date of delivery; (ii) if transmitted by Federal Express or similar overnight courier service, one business day after transmission; (iii) if mailed by United States mail, postage prepaid, two days after deposit in such mails; (iv) if transmitted by facsimile prior to 5:30 p.m. on any business day, on the date of such transmission (if so transmitted after 5:30 p.m., on the next succeeding business day); or (v) if transmitted by electronic mail prior to 5:30 p.m. on any business day, on the day of transmission (if so transmitted after 5:30 p.m., on the next succeeding business day). Notices shall be addressed to each shareholder at the shareholder’s address or facsimile number as it appears on the Corporation’s records or to such other address as the shareholder may have furnished the Corporation for such purpose.

SECTION 1.5 Quorum. Unless otherwise provided under the Certificate of Incorporation or these By-Laws and subject to New York Law, the presence, in person or by proxy, of the holders of a majority of the outstanding shares of the class or classes of capital stock of the Corporation entitled to vote at a meeting of shareholders shall constitute a quorum for the transaction of business, except that as to any action required to be taken by shareholders voting separately as a class or classes a majority of the shares entitled to vote separately as one class shall constitute a quorum of that class and may act separately whether or not a quorum of another class or classes be present.

SECTION 1.6 Voting. (a) Unless otherwise provided in the Certificate of Incorporation and subject to New York Law, each shareholder shall be entitled to one vote for each outstanding share of capital stock of the Corporation standing in the shareholder’s name on the stock books of the Corporation. Unless otherwise provided by New York Law, the Certificate of Incorporation or these By-Laws, the affirmative vote of a majority of the votes cast at a meeting of shareholders by the holders of shares entitled to vote thereon shall be the act of the shareholders.

(b) Each shareholder entitled to vote at a meeting of shareholders or to express consent or dissent to a corporate action without a meeting may authorize another person or persons to act for him or her by proxy executed in writing by the shareholder or by the shareholder’s duly authorized attorney, but no such proxy shall be voted or acted upon after 11 months from its date, unless the proxy provides for a longer period.

SECTION 1.7 Action by Consent. Unless otherwise provided in the Certificate of Incorporation, any action required to be taken or which may be taken at any annual or special meeting of shareholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, in accordance with the provisions of Section 615 of the New York Law.

SECTION 1.8 Organization. At each meeting of shareholders, the Chairman of the Board of Directors, if one shall have been elected (or in his or her absence or if one shall not have been elected, the President) shall act as chairman of the meeting. The Secretary (or in his or her absence or inability to act, the person who the chairman of the meeting shall appoint secretary of the meeting) shall act as secretary of the meeting and keep the minutes thereof.

SECTION 1.9 Order of Business. The order of business at all meetings of shareholders shall be as determined by the chairman of the meeting.

ARTICLE 2

DIRECTORS

SECTION 2.1 Directors’ Role, Number of Directors and Term of Office. Except as provided by New York Law, the Certificate of Incorporation or these By-Laws, the business of the Corporation shall be managed under the direction of its Board of Directors. The number of directors constituting the Board of Directors shall be fixed from time to time by resolution of a majority of the entire Board of Directors, but shall not be less than one nor more than five. Until so fixed, the number of directors constituting the Board of Directors shall be two. As used in these By-Laws, “entire Board of Directors” means the total number of Directors which the Corporation would have if there were no vacancies. The directors shall be elected at the annual meeting of the shareholders, except as provided in Section 2.10 herein, and each director shall hold office until the expiration of the term for which he or she is elected and until his or her successor shall have been duly elected and shall have qualified. Any director may be removed at any time by the shareholders, with or without cause. No decrease in the number of directors shall shorten the term of any incumbent director.

SECTION 2.2 Quorum and Manner of Acting; Adjournment. Unless the Certificate of Incorporation, these By-Laws or New York Law requires a greater number, a majority of the entire Board of Directors shall constitute a quorum for the transaction of business, and the vote of a majority of the directors present at the time of the vote, if a quorum is present, shall be the act of the Board of Directors. A majority of the directors present at a meeting, whether or not a quorum is present, may adjourn any meeting to another time or place.

Notice of any adjournment shall be given to the directors who were not present at the time of the adjournment and need not be given to the directors present at the time of the adjournment if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Board of Directors may transact any business which might have been transacted at the original meeting.

SECTION 2.3 Time and Place of Meetings; Notice. The Board of Directors shall hold its meetings at such place, either within or outside of the State of New York, and at such time, as may be determined from time to time by the Board of Directors. Notice of any special meeting of the Board of Directors may be served not less than one day before the date and time fixed for such meeting, stating the time and place thereof. Written notice to each director shall be given personally, by overnight courier, by first class mail, by facsimile transmission or by electronic mail and shall be deemed to have been received (i) if delivered by hand, on the date of delivery; (ii) if transmitted by Federal Express or similar overnight courier service, one business day after transmission; (iii) if mailed by United States mail, postage prepaid, two days after deposit in such mails; (iv) if transmitted by facsimile prior to 5:30 p.m. on any business day, on the date of such transmission (if so transmitted after 5:30 p.m., on the next succeeding business day); or (v) if transmitted by electronic mail prior to 5:30 p.m. on any business day, on the day of transmission (if so transmitted after 5:30 p.m., on the next succeeding business day). Notices shall be addressed to each director at the director’s address or facsimile number as it appears on the Corporation’s records or to such other address as the director may have furnished the Corporation for such purpose.

SECTION 2.4 Regular Meetings. The Board of Directors shall hold regular meetings at such times and at such places as the Board of Directors may prescribe from time to time. All meetings shall be held at such time on such dates as the Board of Directors may designate, except that a regular meeting of the Board of Directors shall be held following the adjournment of and on the same date as the annual meeting of shareholders and at such meeting the Board of Directors may elect or appoint officers of the Corporation. No notice shall be required of a regular meeting if the time and place of such meetings are fixed by the Board of Directors.

SECTION 2.5 Special Meetings. Special meetings of the Board of Directors may be called by the Chairman of the Board of Directors or the President. The Secretary shall call special meetings of the Board of Directors when requested in writing by any two directors or, if the entire Board of Directors consists of two directors, by one.

SECTION 2.6 Telephonic Meetings. Any one or more members of the Board of Directors or any committee of the Board of Directors may participate in a meeting of the Board of Directors or such committee by means of a conference telephone or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time. Participation by such means shall constitute presence in person at a meeting.

SECTION 2.7 Committees. The Board of Directors may, by resolution adopted by a majority of the entire Board of Directors, designate from among its members an executive committee and other committees, each committee to consist of one or more of the directors, and each of which, to the extent provided in the resolution or in the Certificate of Incorporation or these By-Laws, shall have all the authority of the Board of Directors, except as restricted by New York Law. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent member or members at any meeting of the committee. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

SECTION 2.8 Action by Consent. Unless otherwise restricted by the Certificate of Incorporation or these By-Laws, any action required or permitted to be taken by the Board of Directors or of any committee thereof may be taken without a meeting if all members of the Board of Directors or committee, as the case may be, consent in writing to the adoption of a resolution authorizing the action. The resolution and the written consents thereto by the members of the Board of Directors or committee, as the case may be, shall be filed with the minutes of proceedings of the Board of Directors or committee.

SECTION 2.9 Waiver of Notice. Whenever under the provisions of these By-Laws or New York Law, the Board of Directors or any Committee is authorized to take any action after notice or after lapse of a prescribed period of time, such action may be taken without notice and without the lapse of any period of time, if such action be authorized or approved and the requirements waived by each member entitled to notice. Such authorization or approval and such waiver shall be filed with the Secretary of the Company.

SECTION 2.10 Resignation. Any director may resign at any time by giving written notice to the Board of Directors or to the Secretary of the Corporation. The resignation of any director shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

SECTION 2.11 Vacancies. Newly created directorships resulting from an increase in the number of directors and vacancies occurring in the Board of Directors for any reason, except the removal of directors without cause, may be filled by vote of the directors. If the number of directors then in office is less than a quorum, such newly created directorships and vacancies may be filled by vote of a majority of the directors then in office. Vacancies occurring in the Board of Directors by reason of removal of directors without cause, may be filled only by vote of the shareholders.

SECTION 2.12 Removal. Any director or the entire Board of Directors may be removed, with or without cause, at any time by the affirmative vote of the holders of a majority of the outstanding capital stock of the Corporation entitled to vote and the vacancies thus created may be filled in accordance with Section 2.10 herein.

SECTION 2.13 Compensation. Unless otherwise restricted by the Certificate of Incorporation or these By-Laws, the Board of Directors shall have authority to fix the compensation of directors, including fees and reimbursement of expenses.

ARTICLE 3

OFFICERS

SECTION 3.1 Principal Officers. The principal officers of the Corporation shall be a President, one or more Vice Presidents, a Treasurer and a Secretary. The Corporation may also have such other principal officers, including a Chairman of the Board of Directors and one or more Controllers as the Board of Directors may in its discretion appoint. Any two or more offices may be held by the same person.

SECTION 3.2 Election, Term of Office and Remuneration. The principal officers of the Corporation shall be elected or appointed by the Board of Directors at the meeting thereof following the annual meeting of shareholders. Each such officer shall hold office for the term for which he or she is elected or appointed, and until his or her successor has been elected or appointed and qualified, or until his or her earlier death, resignation or removal. The remuneration of all officers of the Corporation shall be fixed by the Board of Directors. Any vacancy in any office shall be filled in such manner as the Board of Directors shall determine.

SECTION 3.3 Subordinate Officers. In addition to the principal officers enumerated in Section 3.1, the Corporation may have one or more Assistant Treasurers, Assistant Secretaries and Assistant Controllers and such other subordinate officers, agents or employees as the Board of Directors may deem necessary, each of whom shall hold office for such period as the Board of Directors may from time to time determine. The Board of Directors may delegate to any principal officer the power to appoint and to remove any such subordinate officers, agents or employees.

SECTION 3.4 Removal. Except as otherwise permitted with respect to subordinate officers, any officer may be removed, with or without cause, at any time, by resolution adopted by the Board of Directors.

SECTION 3.5 Resignations. Any officer may resign at any time by giving written notice to the Board of Directors (or to a principal officer if the Board of Directors has delegated to such principal officer the power to appoint and to remove such officer). The resignation of any officer shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

SECTION 3.6 Powers and Duties. The officers of the Corporation shall have such powers and perform such duties incident to each of their respective offices and such other duties as may from time to time be conferred upon or assigned to them by the Board of Directors.

SECTION 3.7 The Chairman of the Board. The Chairman of the Board of Directors if there be one, or in the absence of the Chairman, the Vice Chairman of the Board of Directors, shall preside at all meetings of the shareholders and of the Board of Directors and shall perform such other duties as may from time to time be requested by the Board of Directors.

SECTION 3.8 The President. Unless a separate Chief Executive Officer is appointed, the President shall be the Chief Executive Officer of the Corporation and shall have general supervision over the business and operations of the Corporation, subject however, to the control of the Board of Directors. The President shall sign, execute, and acknowledge, in the name of the Corporation, deeds, mortgages, contracts or other instruments authorized by the Board of Directors, except in cases where the signing and execution thereof shall be expressly delegated by the Board of Directors, or by these By-Laws, to some other officer or agent of the Corporation; and, in general, shall perform all duties incident to the office of President and such other duties as from time to time may be assigned by the Board of Directors.

SECTION 3.9 The Secretary. The Secretary or an Assistant Secretary shall attend all meetings of the shareholders and of the Board of Directors and shall record all votes of the shareholders and of the directors and the minutes of the meetings of the shareholders and of the Board of Directors and of committees of the Board of Directors in a book or books to be kept for that purpose; shall see that notices are given and records and reports properly kept and filed by the Corporation as required by law; shall be the custodian of the seal of the Corporation and see that it is affixed to all documents to be executed on behalf of the Corporation under its seal; and, in general, shall perform all duties incident to the office of Secretary, and such other duties as may from time to time be assigned by the Board of Directors or the President.

SECTION 0.1 The Treasurer. The Treasurer or an Assistant Treasurer shall have or provide for the custody of the funds or other property of the Corporation; shall collect and receive or provide for the collection and receipt of moneys earned by or in any manner due to or received by the Corporation; shall deposit all funds in his or her custody as Treasurer in such banks or other places of deposit as the Board of Directors may from time to time designate; shall, whenever so required by the Board of Directors, render an account showing all transactions as Treasurer and the financial condition of the Corporation; and, in general, shall discharge such other duties as may from time to time be assigned by the Board of Directors or the President.

ARTICLE I.

CAPITAL STOCK

SECTION 1.1 Certificates for Shares. Certificates for shares of stock of the Corporation certifying the number of shares represented thereby shall be issued to each shareholder in such form not inconsistent with the Certificate of Incorporation as shall be approved by the Board of Directors. Such certificates shall be numbered and registered in the order in which they are issued, shall be signed by the President or any Vice President and by the Secretary or an Assistant Secretary and shall be sealed with the seal of the Corporation. All certificates exchanged or returned to the Corporation shall be canceled.

SECTION 1.2 Transfer of Shares of Stock. Transfers of shares shall be made only upon the books of the Corporation upon surrender of the certificate or certificates representing such shares properly assigned. Whenever any transfer of shares shall be made for collateral security, it shall be so expressed in the entry of the transfer. The Board of Directors shall have power to make such rules and regulations, not inconsistent with New York Law and the Certificate of Incorporation, as it may deem expedient concerning the issue, transfer and registration of certificates representing shares of stock of the Corporation.

Section 1.3 Lost, Stolen, Mutilated or Destroyed Certificates. As a condition to the issue of a new certificate of stock in place of any certificate theretofore issued and alleged to have been lost, stolen, mutilated or destroyed, the Board of Directors, in its discretion, may require the owner of such certificate, or its legal representative, to give the Corporation a bond in such sum as it may direct to indemnify the Corporation against any claim that may be made against it on account of the alleged loss, theft, mutilation or destruction of such certificate or the issuance of a new certificate. Proper and legal evidence of such loss, theft, mutilation or destruction shall be procured for the Board of Directors, if required.

SECTION 1.4 Closing of Transfer Books; Determination of Record; Date. Unless otherwise provided by New York Law or by the Certificate of Incorporation, for the purpose of determining the shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, or to express consent to or dissent from any proposal without a meeting, or for the purpose of determining shareholders entitled to receive payment of any dividend or the allotment of any rights, or for the purposes of any other action, the Board of Directors may fix, in advance, a date, as the record date for any such determination of shareholders, not more than 60 nor less than 10 days prior to the date of such meeting, nor more than 60 days prior to any other action.

ARTICLE II.

INDEMNIFICATION

SECTION 2.1 Indemnification of Directors and Officers. To the fullest extent permitted by New York Law, the Corporation shall indemnify any person who is or was made or threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including any action by or in the right of the Corporation to procure a judgment in its favor and an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other entity, which any director or officer of the Corporation is serving, has served or has agreed to serve in any capacity at the request of the Corporation, by reason of the fact that such person or such person’s testator or intestate is or was or has agreed to become a director or officer of the Corporation, or is or was serving or has agreed to serve such other corporation, partnership, joint venture, trust, employee benefit plan or entity in any capacity, against judgments, fines, amounts paid or to be paid in settlement, taxes or penalties, and costs, charges and expenses, including attorney’s fees, incurred in connection with such action or proceeding or any appeal therein; provided that no indemnification shall be provided to any such person if a judgment or other final adjudication adverse to the director or officer establishes that (i) his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material to the cause of action so adjudicated, or (ii) he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

SECTION 2.2 Reimbursement and Advances. The Corporation shall, from time to time, reimburse or advance to any person referred to in Section 5.1 herein the funds necessary for payment of expenses (including attorneys’ fees, costs and charges) incurred in connection with any action or proceeding referred to in Section 5.1 herein, upon receipt of a written undertaking by or on behalf of such person to repay such amount(s) if a judgment or other final adjudication adverse to such person establishes that (i) his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material to the cause of action so adjudicated, or (ii) he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled. Nothing contained in this Section 5.2 herein shall limit the right of the Corporation, from time to time, to reimburse or advance funds to any person referred to in Section 5.1 herein.

SECTION 2.3 Continuity of Rights. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article 5 shall: (i) apply with respect to acts or omissions occurring prior to the adoption of this Article 5 to the fullest extent permitted by law, and (ii) survive the full or partial repeal or restrictive amendment hereof with respect to events occurring prior thereto.

SECTION 2.4 Non-Exclusivity. Nothing contained in this Article 5 shall limit the right to indemnification and advancement of expenses to which any person would be entitled by law in the absence of this Article 5, or shall be deemed exclusive of any other rights to which such person seeking indemnification or advancement of expenses may have or hereafter may be entitled under law, any provision of the Certificate of Incorporation or By-Laws, any agreement approved by the Board of Directors, or a resolution of shareholders or directors; and the adoption of any such resolution or entering into of any such agreement approved by the Board of Directors is hereby authorized.

ARTICLE III.

MISCELLANEOUS

Section 3.1 Dividends. Subject to limitations contained in New York Law and the Certificate of Incorporation, the Board of Directors may declare and pay dividends upon the shares of capital stock of the Corporation, which dividends may be paid either in cash, in property or in shares of the capital stock of the Corporation.

SECTION 3.2 Fiscal Year. The fiscal year of the Corporation shall be determined, from time to time, by the Board of Directors. Unless otherwise determined, it shall commence on January 1 and end on December 31 of each year.

SECTION 3.3 Corporate Seal. The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words “Corporate Seal, New York.” The seal may be used by causing it or a facsimile thereof to be impressed, affixed or otherwise reproduced.

SECTION 3.4 Voting of Stock Owned by the Corporation. The Board of Directors may authorize any person, on behalf of the Corporation, to attend, vote at and grant proxies to be used at any meeting of shareholders of any corporation (except this Corporation) in which the Corporation may hold stock.

SECTION 3.5 Amendments. (a) These By-Laws may be altered, amended or repealed by shareholders at any annual meeting, or at any special meeting called for that purpose, by the vote of holders of record of a majority of the shares of the stock represented at such meeting entitled to vote thereon either in person or by proxy.

(b) These By-Laws may be altered, amended or repealed at any regular or special meeting of the Board of Directors by the vote of a majority of the entire Board of Directors. Any By-Laws made by the Board of Directors may be altered, amended or repealed by the shareholders at any annual meeting, or at any special meeting called for that purpose, by the vote of holders of record of a majority of the shares of the stock represented at such meeting entitled to vote thereon either in person or by proxy.

CONSENT IN LIEU OF THE FIRST MEETING

OF THE

BOARD OF DIRECTORS

OF

MIZEY REALTY CO., INC.

WHEREAS, Mizey Realty Co., Inc. (the “Corporation”) was incorporated under the Business Corporation Law of the State of New York on January 8, 1999; and

WHEREAS, the sole Incorporator, Mary A. Roma, by resolutions adopted in lieu of an organizational meeting dated as of January 8, 1999, designated the undersigned as the directors of the Corporation; and

WHEREAS, the undersigned desire to adopt certain resolutions relative to the organization of the Corporation;

NOW, THEREFORE, the undersigned, being all of the members of the Board of Directors of the Corporation, pursuant to the provisions of Section 708 of the Business Corporation Law of the State of New York, and the By-Laws of the Corporation, hereby consent that the following resolutions be adopted without a meeting of the Board of Directors, upon the execution of this consent:

RESOLVED, that the following are elected officers of the Corporation to serve until the first annual meeting of the Board of Directors following the first annual meeting of shareholders and until their respective successors are duly elected and qualified or until their respective earlier resignation, removal or death:

Mark H. Johnston	President
Robert C. Fauser	Executive Vice President
William C. Beattie	Treasurer
Raymond P. Sipperley	Vice President and Secretary

and it is further

RESOLVED, that the action of the Incorporator in adopting the By-Laws of the Corporation be, and the same hereby is, ratified, approved and confirmed, and that the Board hereby confirms said By-Laws as and for the By-Laws of the Corporation; and it is further

RESOLVED, that the officers of the Corporation be, and they hereby are, authorized to pay all fees and expenses incident to and necessary for the organization of the Corporation; and it is further

RESOLVED, that the seal, an impression of which is directed to be made in the margin of this consent, be, and the same hereby is, adopted as the seal of the Corporation; and it is further

RESOLVED, that the President or Executive Vice President and the Secretary or Treasurer of the Corporation be, and such officers hereby are, authorized to issue certificates for shares of the Corporation’s Common Stock, par value $.01 per share (the “Common Stock”) in the form appended to this consent; and it is further

RESOLVED, that the officers of the Corporation be, and they hereby are, authorized to open one or more bank accounts on behalf of the Corporation with such bank or banks as may be determined by the President of the Corporation, and resolutions for that purpose on such printed forms of said banks as may be requested by said banks are adopted and shall be initialed by the Secretary and appended to this consent; and it is further

RESOLVED, that until otherwise ordered, each of said banks be, and it hereby is, authorized to make payment from the funds of the Corporation on deposit with it, upon and according to the checks of the Corporation, in the manner as set forth in said printed resolutions of said bank; and it is further

RESOLVED, that, in addition to the corporate officers listed above, Paul G. Whitby be, and hereby is, designated as an additional signatory to the Corporation’s bank accounts; and it is further

RESOLVED, that for the purpose of authorizing the Corporation to do business in any state, territory or dependency of the United States or any foreign country in which it is necessary or expedient for the Corporation to transact business, the proper officers of the Corporation are hereby authorized to appoint and substitute all necessary agents or attorneys for service of process, to designate and change the location of all necessary statutory offices and, under the corporate seal, to make and file all necessary certificates, reports, powers of attorney, and other instruments as may be required by the laws of such state, territory, dependency or country to authorize the Corporation to transact business therein, and whenever it is expedient for the Corporation to cease from doing business therein and withdraw therefrom, to revoke any appointment of agent or attorney for service of process, and to file such certificates, reports, revocation of appointment, or surrender of authority as may be necessary to terminate the authority of the Corporation to do business in any such state, territory, dependency or country; and it is further

RESOLVED, that the Corporation borrow such sums of money, from time to time, and at such times and under such terms and conditions as is deemed by the Board of Directors to be necessary and desirable or convenient and proper, in order to best facilitate the affairs and operations of the Corporation; and it is further

RESOLVED, that the offer as set forth in the proposal as appended to these resolutions, by Van Wagner Communications, LLC to purchase 200 shares of Common Stock of the Corporation, be, and the same hereby is, approved and accepted; and in the judgment of the Board of Directors, the consideration to be received by the Corporation is reasonably worth the amount of consideration demanded for the sale of the number of shares of stock of the Corporation set forth in said proposal, and it is in the best interest of the Corporation to accept said offers as set forth in said proposal; and it is further

RESOLVED, that in accordance with the terms of said proposals, the Corporation shall, upon receipt of the consideration as set forth therein, issue to said offeror the number of shares of fully paid, non-assessable stock of the Corporation as set forth in said proposal, and the officers of the Corporation are authorized and directed to execute and deliver certificates as are required to be issued and delivered in accordance with the foregoing; and it is further

RESOLVED, that the proper officers of the Corporation be, and they hereby are, ordered to allocate the amount that they deem appropriate to the capital account and the remainder to capital surplus account with respect to the original contribution to capital; and it is further

RESOLVED, that all of the acts taken and decisions made at the organization meeting be, and they hereby are, ratified.

Dated as of January 8, 1999.

/s/ Richard M. Schaps
Richard M. Schaps, Director

/s/ Mark H. Johnston
Mark H. Johnston, Director

FIRST AMENDMENT TO

BYLAWS

OF

MIZEY REALTY CO., INC.

THIS FIRST AMENDMENT TO THE BYLAWS OF MIZEY REALTY CO., INC. (this “Amendment”) is made and came into effect as of June 27, 2006,

WHEREAS, the Board of Directors desires to amend and modify the Bylaws (the “Bylaws”) as set forth in this Amendment.

1. Definitions. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth in the Bylaws.

2. Amendments to the Bylaws.

(a)	the Bylaws are hereby amended to read as follows:

ARTICLE 5. INDEMNIFICATION

(1) Indemnification Generally. Subject to the limitations set forth in Section 4, the above named corporation shall indemnify and hold harmless any member of the Board of Directors, officer, employee or agent of the above named corporation (individually, in each case, an “Indemnitee”) to the fullest extent permitted by law from and against any and all losses, claims, demands, costs, damages, liabilities (joint or several), expenses of any nature (including attorneys’ fees and disbursements), judgments, fines, settlements, and other amounts (collectively, “Damages”) arising from any and all claims, demands, actions, suits, or proceedings, whether civil, criminal, administrative or investigative, in which the Indemnitee may be involved, or threatened to be involved, as a party or otherwise, arising out of or incidental to the business or activities of or relating to the above named corporation, regardless of whether the Indemnitee continues to be a member of the Board of Directors, shareholder, officer, agent of the above named corporation, at the time any such liability or expense is paid or incurred.

(2) Expenses. Subject to the limitations set forth in Section 4, expenses incurred by an Indemnitee in defending any claim, demand, action, suit, or proceeding subject to this Article 5 shall, from time to time, upon request by the Indemnitee be advanced by the above named corporation prior to the final disposition of such claim, demand, action, suit, or proceeding upon receipt by the above named corporation of an undertaking in form and substance reasonably satisfactory to the Board of Directors, by or on behalf of the Indemnitee to repay such amount, if it shall be determined in a judicial proceeding or a binding arbitration that such Indemnitee is not entitled to be indemnified as authorized in this Article 5.

(3) Additional Indemnification Rights. The indemnification provided by this Article 5 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, as determined by the Board of Directors, other constituent documents or as a matter of law or equity or otherwise (provided, however, that to the extent permitted by law, Section 4 shall be deemed to be a restriction on the rights of Indemnitee to obtain indemnification and advancement of expenses in the circumstances specified herein), both as to an action in the Indemnitee’s capacity as an affiliate or a shareholder, a member of the Board of Directors, an officer of the above named corporation or of any affiliate, and as to an action in another capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns, and administrators of the Indemnitee.

(4) Limitation on Indemnity and Expenses. Notwithstanding anything in this or elsewhere in the Bylaws to the contrary, the above named corporation may elect, with the consent of the Executive Manager and a majority of the other members of the Executive Management Committee of Van Wagner Twelve Holdings, LLC (other than any member of such committee whose indemnification or advancement of expenses is in question), not to provide any indemnification or advancement of expenses to any Indemnitee pursuant to this Article 5 for any Damages of or to an Indemnitee (A) that arise in connection with any claim, demand, action, suit or other proceeding brought (i) by the above named corporation or other affiliates against such Indemnitee or any of his or her affiliates, or (ii) by any such Indemnitee or any of his or her affiliates against the above named corporation or any of its direct or indirect subsidiaries or other affiliates, in each case without the prior written consent of the Board of Directors which may be withheld in his or her sole discretion, or (B) if the Board of Directors, with the consent of a majority of the other members of the Executive Management Committee of Van Wagner Twelve Holdings, LLC (other than any member of such committee whose indemnification or advancement of expenses is in question) has determined that such Person has breached his/her duty of loyalty to the above named corporation or any affiliate, or has acted or omitted to act in a manner that constituted intentional misconduct or a knowing violation of law or for any transactions from which such person received any improper personal benefit.

(5) Insurance. The above named corporation may purchase and maintain insurance, at its expense, to protect itself and any members of the Board of Directors, shareholders, officers, employees and agents (including the members of the Board of Directors, shareholders, officers, employees and agents of any the above named corporation’s, direct or indirect, subsidiaries) against any liability of any character asserted against or incurred by the above named corporation or any such members of the Board of Directors, shareholders, officers, employees and agents of the above named corporation or arising out of any such person’s relationship with the above named corporation, whether or not the corporation would have the power to indemnify such person against such liability under the Act or the provisions of this Article 5.

3. No Other Changes; Ratification. Except as expressly modified hereby, the terms, covenants and provisions of the Bylaws shall remain unmodified and in full force and effect and are hereby ratified and confirmed. All references in the Bylaws to “these Bylaws” shall hereafter be deemed to refer to the Bylaws as amended by this Amendment.